Exhibit 99.1

Nuvalent Announces Pricing of Public Offering of Common Stock

CAMBRIDGE, Mass., Nov. 18, 2025 – Nuvalent, Inc. (Nasdaq: NUVL), a clinical-stage biopharmaceutical company focused on creating precisely targeted therapies for clinically proven kinase targets in cancer, today announced the pricing of an underwritten public offering of shares of Class A common stock at a price to the public of $101.00 per share. Nuvalent is selling 4,950,496 shares in the offering. The gross proceeds to Nuvalent from the offering, before deducting underwriting discounts and commissions and other offering expenses, are expected to be approximately $500.0 million. The offering is expected to close on November 20, 2025, subject to the satisfaction of customary closing conditions.

In addition, Deerfield Healthcare Innovations Fund, L.P. and Deerfield Private Design Fund IV, L.P. (together, the “Selling Stockholders”) have granted the underwriters a 30-day option to purchase from the Selling Stockholders up to an additional 742,574 shares of Class A common stock at the public offering price less underwriting discounts and commissions. Nuvalent will not receive any proceeds from the sale of any shares by the Selling Stockholders.

J.P. Morgan, Jefferies, TD Cowen and Cantor are acting as joint book-running managers for the offering.

The shares are being offered by Nuvalent pursuant to an automatically effective shelf registration statement that was filed with the Securities and Exchange Commission (“SEC”) on March 16, 2023. The offering is being made only by means of a prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and may be obtained for free by visiting the SEC’s website at www.sec.gov. A final prospectus supplement relating to the offering will be filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus can be obtained, when available, from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; TD Securities (USA) LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by email at TDManualrequest@broadridge.com; or Cantor Fitzgerald & Co., Attention: Equity Capital Markets, 110 East 59th Street, 6th Floor, New York, New York 10022, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nuvalent

Nuvalent, Inc. (Nasdaq: NUVL) is a clinical-stage biopharmaceutical company focused on creating precisely targeted therapies for patients with cancer, designed to overcome the limitations of existing therapies for clinically proven kinase targets. Leveraging deep expertise in chemistry and structure-based drug design, we develop innovative small molecules that have the potential to overcome resistance, minimize adverse events, address brain metastases, and drive more durable responses. Nuvalent is advancing a robust pipeline with investigational candidates for ROS1-positive, ALK-positive, and HER2-altered non-small cell lung cancer, and multiple discovery-stage research programs.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that involve substantial risks and uncertainties. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “seek,” “look forward,” “advance,” “goal,” “strategy,” “promising,” “opportunity,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements regarding the proposed offering, including the satisfaction of customary closing conditions relating to the offering and the expected closing of the offering. Actual results may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to market conditions that may affect the timing, terms and conditions of the offering and the satisfaction of closing conditions related to the offering. There can be no assurance that Nuvalent will be able to complete the offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements. Additional risks and uncertainties relating to the offering, Nuvalent and its business can be found under the caption “Risk Factors” included in Nuvalent’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, Nuvalent’s preliminary prospectus supplement filed with the SEC on November 17, 2025 and other filings that Nuvalent may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Nuvalent expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:

Investor Contact

Chelcie Lister

Nuvalent, Inc.

clister@nuvalent.com

Media Contact

Josie Butler

1AB

josie@1abmedia.com